Exhibit 99.1

Contacts: Investor Relations Evan Black & Kristina Carbonneau 800.493.8219 InvestorRelations@santanderconsumerusa.com	Media Relations Laurie Kight 214.801.6455 LKight@santanderconsumerusa.com
Santander Consumer USA Holdings Inc. Reports Third Quarter 2015 Results
Dallas, TX (October 29, 2015) – Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) today announced net income for third quarter 2015 of $223.9 million, or $0.62 per diluted common share, up 17 percent from third quarter 2014 net income of $191.4 million, or $0.54 per diluted common share, and down 22 percent from second quarter 2015 net income of $285.5 million, or $0.79 per diluted common share.
Third Quarter 2015 Key Highlights:

•	Total originations of $7.6 billion, in line with $7.6 billion originated in prior quarter and up from $7.4 billion originated in prior year third quarter

•	Asset sales of $3.1 billion, up from $2.8 billion in prior quarter and $2.4 billion in prior year third quarter

•	Serviced for others portfolio of $14.8 billion, up from $13.1 billion in prior quarter and $10.2 billion in prior year third quarter

•	Managed assets of $52.1 billion, up from $49.6 billion in the prior quarter and $42.1 billion in prior year third quarter

•
Net charge-off ratio of 14.4%; adjusted net charge-off ratio[1] of 8.7% excluding non-recurring lower of cost or market adjustments on loans sold and held for sale, up from 5.3% in prior quarter and 8.4% in prior year third quarter

•	Return on average equity of 21.1%, down from 28.2% in prior quarter and 23.9% in prior year third quarter

•	Return on average assets of 2.5%, down from 3.2% in prior quarter and in line with 2.5% in prior year third quarter

•	Provision for credit losses of $744 million, up from $739 million in the prior quarter and down from $770 million in prior year third quarter

•	Expense ratio of 2.3%; adjusted expense ratio[1] of 2.1% excluding non-recurring expense related to former CEO departure, in line with 2.1% in prior quarter and up from 2.0% in prior year third quarter

“We are pleased to report another strong quarter, as we continue to execute against our stated strategy of optimizing the mix of retained assets versus assets sold and serviced for others. During the quarter, we originated more than $7.6 billion and sold more than $3.1 billion in assets, further strengthening our balance sheet while growing our consumer finance marketplace. We will continue to focus on optimizing this mix, and will maintain our commitment to generating value for our shareholders,” said Jason Kulas, Chief Executive Officer.

In the third quarter, total originations were more than $7.6 billion, including $3.1 billion in Chrysler Capital retail loans and $1.6 billion in Chrysler Capital leases originated. Other originations, including other auto and personal loans, totaled $2.9 billion for the third quarter 2015. Incentives on certain vehicle models drove strong prime auto originations in the third quarter.
Finance receivables, loans and leases, net2, increased 12 percent to $32.3 billion at September 30, 2015, from $28.8 billion at December 31, 2014, and increased 18 percent from $27.3 billion at September 30, 2014. Net finance and other interest income increased 14 percent to $1.3 billion in the third quarter 2015 from $1.1 billion in the third quarter 2014, driven by 17 percent growth in the average portfolio. SC’s average APR as of the end of the third quarter 2015 for retail installment contracts held for investment was 16.9 percent, unchanged from 16.9 percent as of the end of the second quarter 2015 and up from 16.3 percent as of the end of the third quarter 2014.

1 For a reconciliation from GAAP to this non-GAAP measure, see Reconciliation of Non-GAAP Measures in Table 8 of this release.
2 Includes Finance receivables held for investment, Finance receivables held for sale and Leased vehicles.

“During the quarter, we undertook a strategic evaluation of all of our lines of business, and have determined to focus our attention on our core auto business as we want to make sure we are realizing the full value of our auto platform. Although the personal lending portfolio is performing well, we no longer intend to hold these assets for investment. As a result of moving these assets into held for sale, we recognized a slight reduction in provision for credit losses. All future personal loans will be classified as held for sale. Despite this change, we will remain party to various agreements, under which we will continue to purchase specified volumes of personal loans originated by third parties,” said Mr. Kulas.

The provision for credit losses increased to $744 million in the third quarter 2015, from $739 million in the second quarter 2015, and decreased from $770 million in the third quarter 2014. The allowance ratio3 decreased to 11.8 percent as of September 30, 2015, from 12.4 percent as of June 30, 2015, and 12.1 percent as of September 30, 2014. During the third quarter 2015, SC removed the volatility associated with seasonality from its loss provisioning model for individually acquired auto retail installment contracts. The impact of removing seasonality from the loss provisioning model was a $134 million decrease in the provision for credit losses and the credit loss allowance.
“Following extensive analysis on the methodology of our provisioning models, we have refined the model to remove volatility associated with seasonal assumptions, leading to a one-time reduction to provision expense. It is important to note that under the prior methodology, this quarter's provision expense would have been higher, and we likely would have seen a reduction in the provision line in the upcoming fourth quarter. However, due to the change we made this quarter, the seasonal benefit historically seen in the fourth quarter provision is not expected to occur. Similarly, all future quarters should not be impacted by seasonality assumptions in the provisioning process,” said Jennifer Davis, Interim Chief Financial Officer.
Portfolio trends are reflective of the mix of assets retained at the end of each quarter, which are affected by the credit quality and timing of asset sales, as well as normal seasonality of the business. SC's net charge-off ratio increased to 14.4 percent for the third quarter 2015 from 5.3 percent for the second quarter 2015, and 8.4 percent for the third quarter 2014. Net charge-off performance was negatively impacted by a non-recurring lower of cost or market adjustment on loans sold and held for sale. Excluding the adjustment, credit performance remains in line with management expectations and is reflective of current asset mix. SC’s loan delinquency ratio4 increased seasonally to 3.8 percent as of the end of the third quarter 2015 from 3.6 percent at the end of the second quarter 2015, and is down from the 4.1 percent loan delinquency ratio as of the end of the third quarter 2014.
During the quarter, SC incurred $287 million of operating expenses, up 42 percent from $202 million in the third quarter 2014. The increase was primarily attributable to higher headcount which was a result of SC’s strong managed asset growth, and also due to a $22 million non-recurring expense related to former CEO departure. SC produced a 2.3 percent expense ratio for the quarter, or 2.1 percent adjusted for the non-recurring expense5, up from a 2.0 percent expense ratio in the same period last year. SC expects expenses to continue to increase throughout the rest of the year as credit trends worsen, in line with normal seasonality of the business.
During the quarter, SC continued to demonstrate consistent access to liquidity executing three securitizations, totaling $3.0 billion.6 Additionally, SC advanced $987 million on new and existing private term amortizing facilities.
In line with SC’s strategy to leverage its scalable servicing platform and increase servicing fee income, SC executed asset sales of $3.1 billion during the quarter. Loan sales included $1.3 billion of assets through existing monthly loan sale programs and $1.7 billion in seasoned nonprime residual sales.
Servicing fee income totaled $35.9 million in the third quarter 2015, up from $20.5 million in the third quarter 2014, primarily due to the increase in the portfolio of loans and leases serviced for others to $14.8 billion as of September 30, 2015, up from $10.2 billion as of September 30, 2014.

3 Excludes purchased receivables portfolio and finance receivables held for sale.
4 Ratio excludes receivables held for sale. As of September 30, 2015, held for sale assets included the entire personal lending portfolio, which had an aggregate delinquency ratio of 8.8% as of that date.
5 For a reconciliation from GAAP to this non-GAAP measure, see Reconciliation of Non-GAAP Measures in Table 8 of this release.
6 Net bonds sold of $2.9 billion.

Conference Call Information
SC management will host a conference call and webcast to discuss the third quarter results and other general matters at 8 a.m. Eastern Time on Thursday, October 29, 2015. The conference call will be accessible by dialing 844-856-2691 (U.S. domestic), or 815-926-1990 (international), conference ID 52113301. Please dial in 10 minutes prior to the start of the call. The conference call will also be accessible via live audio webcast through the Investor Relations section of the corporate website at http://investors.santanderconsumerusa.com. Choose “Events” and select the information pertaining to the Q3 2015 Earnings Call. Additionally there will be several slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download, and install any necessary software.
For those unable to listen to the live broadcast, a replay will be available on the company’s website or by dialing 855-859-2056 (U.S. domestic), or 404-537-3406 (international), conference ID 52113301, approximately two hours after the event. The dial-in replay will be available for two weeks after the conference call, and the webcast replay will be available through October 29, 2016. An investor presentation will also be available by visiting the Investor Relations page of SC’s website at http://investors.santanderconsumerusa.com.

Non-GAAP Disclosure
This press release includes certain non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). SC believes that this non-GAAP financial measure provides both management and investors a more complete understanding of the underlying operational results and trends and SC’s marketplace performance. This additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other financial institutions.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimates,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends,” and similar words or phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties that are subject to change based on various important factors, some of which are beyond our control. For additional discussion of these risks, refer to the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed by us with the SEC. Among the factors that could cause our financial performance to differ materially from that suggested by the forward-looking statements are: (a) we operate in a highly regulated industry and continually changing federal, state, and local laws and regulations could materially adversely affect our business; (b) adverse economic conditions in the United States and worldwide may negatively impact our results; (c) our business could suffer if our access to funding is reduced; (d) we face significant risks implementing our growth strategy, some of which are outside our control; (e) we may incur unexpected costs and delays in connection with exiting our personal lending business; (f) our agreement with FCA US LLC may not result in currently anticipated levels of growth and is subject to certain performance conditions that could result in termination of the agreement; (g) our business could suffer if we are unsuccessful in developing and maintaining relationships with automobile dealerships; (h) our financial condition, liquidity, and results of operations depend on the credit performance of our loans; (i) loss of our key management or other personnel, or an inability to attract such management and personnel, could negatively impact our business; (j) we are subject to certain regulations, including oversight by the Office of the Comptroller of the Currency, the CFPB, the European Central Bank, and the Federal Reserve, whose oversight and regulation may limit certain of our activities, including the timing and amount of dividends and other limitations on our business; and (k) future changes in our relationship with Santander could adversely affect our operations. If one or more of the factors affecting our forward-looking information and statements proves incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, we caution not to place undue reliance on any forward-looking information or statements. The effect of these factors is difficult to predict. Factors other than these also could adversely affect our results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. New factors emerge from time to time, and management cannot assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements only speak as of the date of this document, and we undertake no obligation to update any forward-looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

About Santander Consumer USA Holdings Inc.
Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) is a full-service, technology-driven consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 2.5 million customers across the full credit spectrum. The company, which began originating retail installment contracts in 1997, has a managed assets portfolio of more than $52 billion (as of September 30, 2015), and is headquartered in Dallas. (www.santanderconsumerusa.com)

Santander Consumer USA Holdings Inc.
Financial Supplement
Third Quarter 2015

Table of Contents
Table 1: Condensed Consolidated Balance Sheets	6
Table 2: Condensed Consolidated Statements of Income	7
Table 3: Other Financial Information	8
Table 4: Credit Quality	10
Table 5: Originations	11
Table 6: Asset Sales	12
Table 7: Ending Portfolio	13
Table 8: Reconciliation of Non-GAAP Measures	14

Table 1: Condensed Consolidated Balance Sheets

	September 30, 2015	December 31, 2014
Assets	(Unaudited, Dollars in thousands, except per share amounts)
Cash and cash equivalents	$104,552	$33,157
Finance receivables held for sale, net	2,709,944	46,585
Finance receivables held for investment, net	23,464,030	23,915,551
Restricted cash	2,217,879	1,920,857
Accrued interest receivable	394,692	364,676
Leased vehicles, net	6,078,865	4,862,783
Furniture and equipment, net	50,642	41,218
Federal, state and other income taxes receivable	256,956	502,035
Related party taxes receivable	—	459
Deferred tax asset	14,488	21,244
Goodwill	74,056	74,056
Intangible assets	53,710	53,682
Due from affiliates	63,924	102,457
Other assets	507,490	403,416
Total assets	$35,991,228	$32,342,176
Liabilities and Equity
Liabilities:
Notes payable — credit facilities	$6,654,184	$6,402,327
Notes payable — secured structured financings	20,027,111	17,718,974
Notes payable — related party	3,525,000	3,690,000
Accrued interest payable	19,855	17,432
Accounts payable and accrued expenses	378,552	315,130
Federal, state and other income taxes payable	417	319
Deferred tax liabilities, net	698,509	492,303
Related party taxes payable	396	—
Due to affiliates	148,250	48,688
Other liabilities	178,113	98,654
Total liabilities	31,630,387	28,783,827

Equity:
Common stock, $0.01 par value	3,579	3,490
Additional paid-in capital	1,592,100	1,560,519
Accumulated other comprehensive income (loss), net	(24,239)	3,553
Retained earnings	2,789,401	1,990,787
Total stockholders’ equity	4,360,841	3,558,349
Total liabilities and equity	$35,991,228	$32,342,176

Table 2: Condensed Consolidated Statements of Income

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited, Dollars in thousands, except per share amounts)
Interest on finance receivables and loans	$1,334,655	$1,177,828	$3,885,902	$3,481,605
Leased vehicle income	389,537	263,148	1,077,620	629,209
Other finance and interest income	9,334	2,512	23,413	3,636
Total finance and other interest income	1,733,526	1,443,488	4,986,935	4,114,450
Interest expense	171,420	129,135	470,898	381,895
Leased vehicle expense	296,352	200,397	850,534	499,601
Net finance and other interest income	1,265,754	1,113,956	3,665,503	3,232,954
Provision for credit losses	744,140	769,689	2,088,856	2,057,419
Net finance and other interest income after provision for credit losses	521,614	344,267	1,576,647	1,175,535
Profit sharing	11,818	10,556	46,835	66,773
Net finance and other interest income after provision for credit losses and profit sharing	509,796	333,711	1,529,812	1,108,762
Investment gains, net	1,567	38,015	109,481	95,431
Servicing fee income	35,910	20,547	88,756	53,051
Fees, commissions, and other	93,076	91,399	288,477	275,733
Total other income	130,553	149,961	486,714	424,215
Salary and benefits expense	136,291	88,940	347,804	384,544
Repossession expense	60,770	50,738	175,066	144,817
Other operating costs	90,282	62,228	263,280	202,219
Total operating expenses	287,343	201,906	786,150	731,580
Income before income taxes	353,006	281,766	1,230,376	801,397
Income tax expense	129,106	90,397	431,762	282,081
Net income	$223,900	$191,369	$798,614	$519,316

Net income per common share (basic)	$0.63	$0.55	$2.26	$1.49
Net income per common share (diluted)	$0.62	$0.54	$2.23	$1.46
Dividends declared per common share	$—	$—	$—	$0.15
Weighted average common shares (basic)	357,846,564	348,955,505	354,150,973	348,630,740
Weighted average common shares (diluted)	362,221,918	355,921,570	357,837,426	355,809,576

Table 3: Other Financial Information

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Ratios	(Unaudited, Dollars in thousands)
Yield on individually acquired retail installment contracts	17.4%	17.4%	17.4%	17.5%
Yield on purchased receivables portfolios	14.1%	15.0%	13.9%	15.2%
Yield on receivables from dealers	5.2%	3.2%	5.0%	3.8%
Yield on personal loans (1)	20.0%	21.9%	20.5%	24.5%
Yield on earning assets (2)	15.5%	15.7%	15.4%	16.1%
Cost of debt (3)	2.3%	1.9%	2.1%	2.0%
Net interest margin (4)	13.7%	14.1%	13.7%	14.4%
Expense ratio (5)	2.3%	2.0%	2.2%	2.6%
Return on average assets (6)	2.5%	2.5%	3.1%	2.4%
Return on average equity (7)	21.1%	23.9%	26.7%	23.1%
Net charge-off ratio on individually acquired retail installment contracts (8)	8.8%	7.9%	6.5%	6.4%
Net charge-off ratio on purchased receivables portfolios (8)	1.3%	3.0%	(1.3)%	4.4%
Net charge-off ratio on personal loans (8)	85.9%	20.4%	40.8%	17.4%
Net charge-off ratio (8)	14.4%	8.4%	8.9%	6.9%
Delinquency ratio on individually acquired retail installment contracts held for investment, end of period (9)	3.8%	3.7%	3.8%	3.7%
Delinquency ratio on personal loans, end of period (9)	7.3%	8.0%	7.3%	8.0%
Delinquency ratio on loans held for investment, end of period (9)	3.8%	4.1%	3.8%	4.1%
Tangible common equity to tangible assets (10)	11.8%	10.4%	11.8%	10.4%
Common stock dividend payout ratio (11)	—	—	—	10.1%
Allowance ratio (12)	11.8%	12.1%	11.8%	12.1%

Other Financial Information
Charge-offs, net of recoveries, on individually acquired retail installment contracts	$610,657	$476,802	$1,301,203	$1,124,917
Charge-offs, net of recoveries, on purchased receivables portfolios	1,563	8,728	(6,103)	47,571
Charge-offs, net of recoveries, on unsecured consumer loans	490,548	79,938	673,294	178,675
Charge-offs, net of recoveries, on capital leases	3,027	—	11,048	—
Total charge-offs, net of recoveries	$1,105,795	$565,468	$1,979,442	$1,351,163
End of period Delinquent principal over 60 days, Individually acquired retail installment contracts held for investment	$1,012,042	$888,940	$1,012,042	$888,940
End of period Delinquent principal over 60 days, Personal loans	$165,759	$131,537	$165,759	$131,537
End of period Delinquent principal over 60 days, loans held for investment	$1,200,230	$1,101,525	$1,200,230	$1,101,525
End of period assets covered by allowance for credit losses	$26,907,346	$25,680,258	$26,907,346	$25,680,258
End of period Gross finance receivables and loans held for investment	$27,319,991	$26,806,074	$27,319,991	$26,806,074
End of period Gross finance receivables, loans, and leases held for investment	$34,205,593	$31,831,631	$34,205,593	$31,831,631
Average Gross individually acquired retail installment contracts	$27,687,564	$24,150,655	$26,596,429	$23,261,250
Average Gross purchased receivables portfolios	467,643	1,149,344	618,362	1,446,655
Average Gross receivables from dealers	81,490	113,372	93,817	124,026
Average Gross personal loans	2,284,951	1,567,511	2,201,551	1,369,631
Average Gross capital leases	120,334	35,741	122,366	16,388
Average Gross finance receivables, loans and capital leases	$30,641,982	$27,016,623	$29,632,525	$26,217,950
Average Gross finance receivables, loans, and leases	$37,045,713	$31,616,751	$35,706,140	$29,958,707
Average Managed assets	$50,961,182	$40,396,797	$47,812,496	$36,923,075
Average Total assets	$36,014,598	$30,446,488	$34,750,871	$29,173,189
Average Debt	$30,416,494	$26,750,117	$29,575,308	$25,718,012
Average Total equity	$4,245,991	$3,198,603	$3,993,032	$2,997,634

(1)	Includes Finance and other interest income; excludes fees

(2)	“Yield on earning assets” is defined as the ratio of annualized Total finance and other interest income, net of Leased vehicle expense, to Average gross finance receivables, loans and leases

(3)	“Cost of debt” is defined as the ratio of annualized Interest expense to Average debt

(4)	“Net interest margin” is defined as the ratio of annualized Net finance and other interest income to Average gross finance receivables, loans and leases

(5)	"Expense ratio" is defined as the ratio of annualized Operating expenses to Average managed assets

(6)	“Return on average assets” is defined as the ratio of annualized Net income to Average total assets

(7)	“Return on average equity” is defined as the ratio of annualized Net income to Average total equity

(8)	“Net charge-off ratio” is defined as the ratio of annualized Charge-offs, net of recoveries, to average balance of the respective portfolio

(9)	“Delinquency ratio” is defined as the ratio of End of period Delinquent principal over 60 days to End of period gross balance of the respective portfolio

(10)
“Tangible common equity to tangible assets" is defined as the ratio of Total equity, excluding Goodwill and intangible assets, to Total assets, excluding Goodwill and intangible assets (for a reconciliation from GAAP to this non-GAAP measure, see “Reconciliation of Non-GAAP Measures” in Table 8 of this release)

(11)	“Common stock dividend payout ratio” is defined as the ratio of Dividends declared per share of common stock to Earnings per share

(12)	“Allowance ratio” is defined as the ratio of Allowance for credit losses, which excludes impairment on purchased receivables portfolios, to End of period assets covered by allowance for credit losses

Table 4: Credit Quality

Amounts as of and for the three and nine months ended September 30, 2015 are as follows:
(Dollars in thousands)

	Three Months Ended September 30, 2015
	Retail Installment Contracts Acquired Individually[1]	Personal Loans[2]
Credit loss allowance — beginning of period	$3,129,646	$384,735
Provision for credit losses	640,113	105,813
Charge-offs	(1,108,435)	(499,010)
Recoveries	497,778	8,462
Credit loss allowance — end of period	$3,159,102	$—

Net charge-offs	$610,657	$490,548
Average unpaid principal balance (UPB)	27,687,564	2,284,951
Charge-off ratio[3]	8.8%	85.9%

	Nine Months Ended September 30, 2015
	Retail Installment Contracts Acquired Individually[1]	Personal Loans[2]
Credit loss allowance — beginning of period	$2,726,338	$348,660
Provision for credit losses	1,761,084	324,634
Charge-offs	(2,870,711)	(695,918)
Recoveries	1,569,508	22,624
Transfers to held for sale	(27,117)	—
Credit loss allowance — end of period	$3,159,102	$—

Net charge-offs	$1,301,203	$673,294
Average unpaid principal balance (UPB)	26,596,429	2,201,551
Charge-off ratio[3]	6.5%	40.8%

	September 30, 2015
	Retail Installment Contracts Acquired Individually[1,4]		Personal Loans[2,4]
Principal 31-60 days past due	$2,176,539	8.1%	$63,422	2.8%
Delinquent principal over 60 days	1,012,042	3.8%	165,759	7.3%
Total delinquent contracts	$3,188,581	11.9%	$229,181	10.1%

1 Excludes retail installment contracts held for sale.
2 As of September 30, 2015 all of the Company's personal loans were classified as held for sale.
3 Net charge-off performance was negatively impacted by a non-recurring lower of cost or market adjustment on loans sold and designated as held for sale.
4 Percent of unpaid principal balance.

Table 5: Originations

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014	June 30, 2015
Retained Originations	(Dollars in thousands)
Retail installment contracts	$4,650,381	$3,497,949	$13,602,409	$10,439,003	$4,765,800
Average APR	16.1%	15.0%	17.2%	15.9%	17.2%
Discount	1.7%	3.7%	2.6%	4.1%	2.5%

Personal loans	$158,328	$249,474	$582,735	$619,993	$257,915
Average APR	21.0%	21.6%	19.4%	22.7%	19.4%
Discount	—	—	—	—	—

Receivables from dealers	$—	$1,609	$—	$25,515	$—
Average APR	—	3.5%	—	4.1%	—
Discount	—	—	—	—	—

Leased vehicles	$1,568,104	$1,267,291	$4,122,527	$3,389,214	$1,424,308

Capital leases	$1,103	$31,503	$64,906	$51,076	$8,073
Total originations retained	$6,377,916	$5,047,826	$18,372,577	$14,524,801	$6,456,096

Sold Originations[1]
Retail installment contracts	$1,243,456	$1,707,984	$3,580,539	$4,906,267	$927,586
Average APR	2.4%	4.8%	4.1%	5.0%	4.3%

Receivables from dealers	$—	$—	—	8,724	—
Average APR	—	—	—	5.3%	—

Leased vehicles	$—	$—	$—	$369,114	$—
Total originations sold	$1,243,456	$1,707,984	$3,580,539	$5,284,105	$927,586

Total SC originations	$7,621,372	$6,755,810	$21,953,116	$19,808,906	$7,383,682

Facilitated Originations
Receivables from dealers	$—	$139,408	$—	$392,920	$—
Leased vehicles	—	464,523	632,471	1,196,637	228,572
Total originations facilitated for affiliates	$—	$603,931	$632,471	$1,589,557	$228,572

Total Originations	$7,621,372	$7,359,741	$22,585,587	$21,398,463	$7,612,254

1Only includes assets both originated and sold in the period. Total asset sales for the period are shown in Table 6.

Table 6: Asset Sales

Asset sales may include assets originated in prior periods.

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014	June 30, 2015
	(Dollars in thousands)
Asset Sales
Retail installment contracts	$3,057,654	$2,413,251	$5,993,407	$5,483,149	$2,016,675
Average APR	10.7%	4.8%	8.0%	5.0%	5.6%

Receivables from dealers	$—	$18,227	$—	$18,227	$—
Average APR	—	4.7%	—	4.7%	—

Leased vehicles	$—	$—	$1,316,958	$369,114	$755,624
Total asset sales	$3,057,654	$2,431,478	$7,310,365	$5,870,490	$2,772,299

Table 7: Ending Portfolio

Ending outstanding balance, average APR and remaining unaccreted discount as of September 30, 2015, and December 31, 2014, are as follows:

	September 30, 2015	December 31, 2014
	(Dollars in thousands)
Retail installment contracts	$27,131,221	$25,401,461
Average APR	16.9%	16.0%
Discount	2.2%	2.1%

Personal loans	$—	$2,128,769
Average APR	—	23.1%
Discount	—	0.1%

Receivables from dealers	$76,293	$100,164
Average APR	4.6%	4.3%
Discount	—	—

Leased vehicles	$6,885,602	$5,504,467

Capital leases	$112,477	$91,350

Table 8: Reconciliation of Non-GAAP Measures

	September 30, 2015	September 30, 2014
	(Dollars in thousands, except per share data)
Total equity	$4,360,841	$3,303,213
Deduct: Goodwill and intangibles	127,766	127,991
Tangible common equity	$4,233,075	$3,175,222

Total assets	$35,991,228	$30,641,292
Deduct: Goodwill and intangibles	127,766	127,991
Tangible assets	$35,863,462	$30,513,301

Equity to assets ratio	12.1%	10.8%
Tangible common equity to tangible assets	11.8%	10.4%

For the Three Months Ended
September 30, 2015
Total charge-offs, net of recoveries	$1,105,795
Deduct: Lower of cost or market adjustment on held for sale receivables	441,738
Adjusted Net charge-offs	$664,057

Average Gross finance receivables and loans	$30,641,982
Net charge-off ratio	14.4%
Adjusted Net charge-off ratio	8.7%

Operating expenses	$287,343
Deduct: compensation expense[1]	22,221
Adjusted operating expenses	$265,122

Average managed assets	$50,961,182
Expense ratio	2.3%
Adjusted Expense ratio	2.1%

1Expense related to former CEO departure